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                              EXHIBIT (A)(5)(III)

                                    [ LOGO ]

                            FOR IMMEDIATE RELEASE   Contact: Brett Shockley, CEO
                                                      Spanlink Communications
                                                      (612) 971-2114
                                                     brett.shockley@spanlink.com
                                                      Tim Briggs, CFO
                                                      Spanlink Communications
                                                      (612) 971-2135
                                                      tim.briggs@spanlink.com

                      SPANLINK ACQUISITION CORP. ANNOUNCES
                     EXTENSION OF TENDER OFFER RELATING TO
                           GOING PRIVATE TRANSACTION

     MINNEAPOLIS, March 30, 2000 -- Spanlink Acquisition Corp. today announced the extension of the expiration date of its previously announced $10.50 per share cash tender offer for all outstanding shares of Spanlink Communications, Inc. As extended, the offer will expire at 5:00 p.m. Minnesota time on Wednesday, April 12, 2000.

     The expiration date is being extended to allow Spanlink Acquisition Corp. to mail to all shareholders of Spanlink Communications, Inc. a First Amendment to the Offer to Purchase and to allow shareholders an opportunity to review the First Amendment. The First Amendment to the Offer to Purchase sets forth additional information regarding the going private transaction.

     In connection with the previously announced lawsuit, Stephen M. Russell vs. Spanlink Communications, Inc. et al., Spanlink Acquisition Corp. also announced today that the court denied the Plaintiff's motion for expedited discovery.

     Shareholders of Spanlink Communications, Inc. may obtain copies of the Offer to Purchase and the First Amendment to the Offer to Purchase from the Information Agent for the Tender Offer, Corporate Investor Communications, Inc. The telephone number for Corporate Investor Communications, Inc. is (877) 977-6194.

     Spanlink Communications is a leading provider of computer telephony software solutions and integration services that help call centers rapidly automate and manage the customer interaction process -- via the telephone or the Internet. Founded in 1988, Spanlink has more than 90 employees and more than 2,000 customers using its call center products and services. Spanlink offers its products and services in the U.S. and internationally through a direct sales force, channel partners and OEMs. Visit the company online at http://www.spanlink.com.